Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No.’s 333-270555, 333-289856, and 333-289891) and Form S-1 (File No.’s 333-283734, 333- 277016, 333- 266476 and 333- 269543), and Form S-3 (File No. 333-291385), of our report dated March 13, 2025 with respect to the consolidated financial statements of Quoin Pharmaceuticals Ltd. as of and for the year ended December 31, 2024, included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

Morristown, New Jersey

March 26, 2026